UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant To Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

Sonendo, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

SUPPLEMENT TO PROXY STATEMENT FILED APRIL 13, 2022

FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON WEDNESDAY, MAY 25, 2022

This Supplement to Proxy Statement (this “Supplement”), dated May 6, 2022, is furnished to the stockholders of Sonendo, Inc.. (the “Company”) in connection with the solicitation of proxies for use at the Annual Meeting of Stockholders to be held on May 25, 2022, or at any adjournments or postponements thereof (the “2022 Annual Meeting”). This Supplement supplements and amends the definitive Proxy Statement filed April 13, 2022 (the “2022 Proxy Statement”). This Supplement should be read in conjunction with the 2022 Proxy Statement.

Supplemental Disclosure Regarding Changes to Board Committee Composition

As previously disclosed in the 2022 Proxy Statement, Cory Eaves and Paul Madera will not stand for re-election as directors at the Annual Meeting. Effective as of the time of the Annual Meeting, our board of directors (the “Board”) will be reduced to seven members.

Accordingly, in anticipation of their departure following the Annual Meeting, the Board has approved the following changes to the composition of the Board committees:

•

Raj Pudipeddi has been appointed to the audit committee to replace Paul Madera. The Board has determined that Mr. Pudipeddi is independent under applicable New York Stock Exchange rules and Rule 10A-3 of the Securities Exchange Act of 1934, as amended, and is otherwise qualified to serve as a member of the audit committee.

•

Sadie Stern, a current member of the compensation committee, has been appointed Chair of the compensation committee to replace Anthony Bihl III as Chair. Mr. Bihl will continue to serve on the compensation committee.

•	Anthony Bihl III has been appointed to the nominating and corporate governance committee and as Chair of such committee to replace Cory Eaves.

As a result of these changes, the Board committees are now comprised of the following directors.

Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Carolyn Beaver (Chair)	Sadie Stern (Chair)	Anthony Bihl III (Chair)
Karen McGinnis	Anthony Bihl III	Raj Pudipeddi
Raj Pudipeddi	Karen McGinnis	Sadie Stern

Except as specifically supplemented and amended by the information contained in this Supplement, all information set forth in the 2022 Proxy Statement remains unchanged and should be considered in voting your shares of common stock.

Voting Matters

The Annual Meeting on Wednesday, May 25, 2022 at 1:30 PM Pacific Time (PT) will be held live via the internet. Please visit www.proxydocs.com/SONX for more details on how to attend and vote at the 2022 Annual Meeting. If you have already returned your proxy card or provided voting instructions, you do not need to take any action unless you wish to change your vote. Proxies already returned by stockholders will remain valid and will be voted at the 2022 Annual Meeting unless revoked.

Information regarding how to vote your shares, or revoke your proxy, is available in the 2022 Proxy Statement. Stockholders may view this Supplement, the 2022 Proxy Statement, and other proxy materials by visiting www.proxydocs.com/SONX.